Exhibit 99.1

PATHEON REPORTS SECOND QUARTER FISCAL 2011 RESULTS

TORONTO (June 10, 2011) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today financial results for the second quarter ended April 30, 2011, including the following:

•

Revenues for the second quarter were $170.0 million or 3.1 percent lower than the same period last year. Adjusted EBITDA was $14.3 million, compared to $30.0 million in the same period last year. Loss from continuing operations before income taxes was $6.4 million compared to income from continuing operations before income taxes of $0.9 million in the same period last year.

•

Revenues for the first half of 2011 were $345.7 million up from $330.2 million, an increase of 4.7 percent from the prior period. Adjusted EBITDA for the first half was $43.8 million, up from $39.4 million in the comparable period last year. Income from continuing operations before income taxes was $0.9 million compared to a loss from continuing operations before income taxes of $9.8 million in the same period last year.

•

A major factor in the second quarter year-over-year decline in profitability relates to weakness in the U.S. dollar, resulting in $8.8 million of negative currency impact on Adjusted EBITDA in the second quarter versus the same period last year.

In commenting on the second quarter results, James C. Mullen, Patheon’s Chief Executive Officer said, “The Commercial production forecast for the remainder of fiscal 2011 has strengthened and we have a strong book of business in Pharmaceutical Development Services (PDS). We expect underlying operating performance in the second half to improve significantly from second quarter levels.”

The second quarter results reflect an unusual level of contract cancellations and delays in the PDS business during the first half of 2011. Patheon’s Commercial business was also negatively impacted by operating performance issues and production delays at several of Patheon’s Commercial sites, partially offset by income related to the previously disclosed contract termination at Patheon’s Swindon site, which related to a cephalosporin sterile facility in the U.K. that had been dedicated under the contract.

Patheon has recently entered into agreements with two customers for the facility, one of which involves a reservation fee.

Mr. Mullen said, “We are actively addressing the Commercial production challenges of the second quarter, which included higher than normal inventory write-offs at several sites, as well as increased overtime at two sites related to a major new product launch, and significant increases in market demand for an existing product. This has led to some orders shifting into the second half of the year.”

He added, “Our PDS business experienced an unusual level of contract cancellations and delays during the first half related to customer regulatory approval and clinical trial outcome issues, as well as industry M&A activity. This created short term weakness in demand at some of our PDS sites, which had staffed for a higher level of activity. Contract cancellations are not typically a major PDS issue, and we have not seen further material issues over the last few months.”

Second Quarter 2011 Operating Results from Continuing Operations

Gross profit for the second quarter was $32.0 million compared to $43.2 million for the same period last year. The change in gross profit was due to lower revenue and a reduction in gross profit margin due to non-recurrence of $8.6 million in prior years’ investment tax credits and accelerated deferred revenue recognized in fiscal 2010. In addition, gross profit margin was reduced by higher inventory provisions, increased depreciation due to accelerated depreciation related to the closure of the Caguas facility, and negative foreign exchange impact. These were partially offset by $9.4 million related to the customer contract amendment in the U.K., and the related reservation fee and accelerated deferred revenue, versus take or pay revenue booked in the prior year.

Selling, general and administrative expenses for the three months ended April 30, 2011 decreased to $24.8 million from $27.2 million for the three months ended April 30, 2010. The decrease was primarily due to lower incentive compensation, travel and entertainment, offset by unfavorable foreign exchange rates.

Operating income for the three months ended April 30, 2011 was $6.5 million compared to $15.0 million for the three months ended April 30, 2010 as a result of the factors discussed above.

The company reported a loss before discontinued operations for the second quarter of 2011 of $11.1 million, compared to income before discontinued operations of $11.3 million for the same period last year. Reported income taxes increased in the second quarter by $15.1 million to $4.7 million compared to the same quarter last year, which had an income tax benefit of $10.4 million. Actual cash taxes paid in the second quarter of 2011 were $0.7 million. The loss per share before discontinued operations for the three months ended April 30, 2011 was 8.6¢ compared to income of 8.7¢ for the three months ended April 30, 2010.

Second Quarter 2011 Highlights of Business Segment Results

Commercial Manufacturing – Revenues from commercial manufacturing operations for the second quarter of 2011 were $138.5 million compared to $142.2 million in the same period last year. Second quarter revenue included $9.4 million related to the customer contract in the U.K. versus the same quarter last year. This was more than offset by lower revenues across other sites, and the non-recurrence of $4.2 million of accelerated deferred revenue recognized in Cincinnati in the prior year quarter.

Adjusted EBITDA from the commercial manufacturing operations for the three months ended April 30, 2011 was $17.0 million compared to $18.8 million in the same period of 2010. Adjusted EBITDA for the second quarter included the benefit of the contract amendment in the U.K. , and a $1.8 million Adjusted EBITDA improvement in Puerto Rico, which was more than offset by non-recurrence of the Cincinnati deferred revenues and lower revenues at some other sites.

Pharmaceutical Development Services (“PDS”) – PDS revenues for the three months ended April 30, 2011 was $31.5 million compared to $33.2 million in the same period of 2010. The change in revenue reflects the impact of contract cancellations and delays noted above.

Adjusted EBITDA from the PDS operations for the second quarter of 2011 was $7.3 million compared to $16.9 million in the same period of 2010. The reduction was due to lower revenues and non-recurrence of $4.4 million of prior year Canadian research and development investment tax credits that were recognized in the same quarter last year.

Six Month Year- to-Date 2010 Operating Results from Continuing Operations

Revenue for the period was $345.7 million up from $330.2 million, an increase of 4.7 percent from the prior period. Commercial manufacturing revenues for the six months ended April 30, 2011 increased to $287.2 million from $270.3 million, or 6.3 percent, from the same period of fiscal 2010. PDS revenues for the six months ended April 30, 2011 were $58.5 million compared to $59.9 million in the same period of fiscal 2010.

Gross profit for the period increased to $74.9 million from $67.8 million in the same period last year. The increase in gross profit was due to higher volume and an increase in gross profit margin. Gross profit margin increased because of favorable mix related to the reservation fee and higher deferred revenue amortization at Patheon’s Swindon facility, partially offset by $4.1 million of unfavorable foreign exchange versus the prior year, higher depreciation, the impact of prior years’ investment tax credits booked in fiscal 2010, and inventory write-offs.

Selling, general and administrative costs were $52.6 million down from $56.0 million from prior year. The improvement was primarily due to the non-recurrence of costs of a special committee of independent directors of $3.0 million in the first half of 2010, and reduced compensation. This was partially offset by $1.1 million of costs related to the former CEO’s severance and unfavorable foreign exchange.

Repositioning expenses for the six months ended April 30, 2010 decreased $1.9 million due to lower expenses in connection with the Caguas closure and consolidation in Puerto Rico in the first half of 2011 compared to the same period of fiscal 2010, as the prior period included the initial project accruals.

Operating income for the period increased to $20.8 million from income of $8.4 million in the same period last year as a result of the factors discussed above.

Net loss before discontinued operations for the six months was $10.4 million, or 8.1¢ per share compared to income of $0.6 million, or 0.5¢ per share in the same period of 2010.

2011 Outlook

This year’s first half results were positively impacted by the previously discussed benefit from a customer contract amendment which will not recur in the second half.

Conference Call

In conjunction with today’s financial results announcement, Patheon will host a conference call with financial analysts at 10:00 a.m. (EDT). Interested parties are invited to access the conference call, via telephone, in listen-only mode, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to fifteen minutes in advance to avoid delays. A live audio will also be available via the web at http://www.patheon.com. (Please note that Windows Media Player or RealPlayer is required).

A telephone replay of the conference call will be available between Friday, June 10, 2011 and Friday, June 17, 2011 by dialing 1-800-642-1687 (toll free) or 1-403-451-9481, and by entering identification number 68566376, followed by the number key.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Patheon’s services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid, semi-solid and liquid forms. The company uses many innovative technologies including single-use disposables, liquid-filled hard and soft capsules and a variety of modified release technologies. Its comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. Patheon can take customers direct to clinic with global clinical packaging and distribution services and Patheon’s Quick to Clinic™ programs can accelerate early phase development projects to clinical trials while minimizing the consumption of valuable API. The company’s integrated development and manufacturing network of 10 facilities, eight development centers and one clinical trial packaging facility across North America and Europe, ensures that customer products can be launched with confidence anywhere in the world.

Use of Non-GAAP Financial Measures

References in this press release to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income, refinancing expenses, gains and losses on sale of fixed assets, gain on extinguishment of debt, income taxes, asset impairment charge, depreciation and amortization and other non-cash expenses. “Adjusted EBITDA margin” is Adjusted EBITDA as a percentage of revenues. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to net income (loss) determined in accordance with GAAP as indicators of performance. Adjusted EBITDA is used by management as an internal measure of profitability. The company has included these measures because it believes that this information is used by certain investors to assess its financial performance, before non-cash charges and certain costs that the company does not believe are reflective of its underlying business. An Adjusted EBITDA reconciliation of these amounts to the closest Canadian GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Current material assumptions relate to customer volumes, regulatory compliance and foreign exchange rates. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings; global economic environment; exposure to complex production issues; substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; significant shareholder; supply arrangements; pension plans; derivative financial instruments; and dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” in our Form 10A filed April 13, 2011. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Contacts:

Eric Evans

Chief Financial Officer

Tel: (919) 226-3200

Email: eric.evans@patheon.com

Wendy Wilson

Investor Relations

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2011	2010	2011	2010
(in millions of U.S. dollars, except per share information)	$	$	$	$

Revenues	170.0	175.4	345.7	330.2
Cost of goods sold	138.0	132.2	270.8	262.4

Gross profit	32.0	43.2	74.9	67.8
Selling, general and administrative expenses	24.8	27.2	52.6	56.0
Repositioning expenses	0.7	1.0	1.5	3.4

Operating income	6.5	15.0	20.8	8.4
Interest expense, net	6.3	3.3	12.6	6.9
Impairment charge	—	—	—	1.3
Foreign exchange loss (gain)	6.2	(0.9)	6.8	(1.3)
Loss on sale of fixed assets	0.2	0.1	0.2	0.1
Refinancing expenses	—	11.7	—	11.7
Other	0.2	(0.1)	0.3	(0.5)

(Loss) income from continuing operations before income taxes	(6.4)	0.9	0.9	(9.8)
Provision for (benefit from) income taxes	4.7	(10.4)	11.3	(10.4)

(Loss) income before discontinued operations	(11.1)	11.3	(10.4)	0.6
Loss from discontinued operations	(0.1)	(0.4)	(0.3)	(0.8)

Net (loss) income attributable to restricted voting shareholders	(11.2)	10.9	(10.7)	(0.2)

Basic and diluted (loss) income per share
From continuing operations	($0.086)	$0.087	($0.081)	$0.005
From discontinued operations	($0.001)	($0.003)	($0.002)	($0.006)

	($0.087)	$0.084	($0.083)	($0.001)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168	129,168	129,168	129,168

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of April 30,	As of October 31,
	2011	2010
(in millions of U.S. dollars)	$	$

Assets
Current
Cash and cash equivalents	39.3	53.5
Accounts receivable	131.7	139.9
Inventories	82.4	73.3
Income taxes receivable	7.2	5.7
Prepaid expenses and other	13.7	9.5
Future tax assets - short-term	8.2	9.0

Total current assets	282.5	290.9

Capital assets	492.7	478.3
Intangible assets	0.4	1.4
Future tax assets	7.5	11.2
Goodwill	3.7	3.4
Investments	5.0	5.3
Other long-term assets	21.8	18.4

Total assets	813.6	808.9

Liabilities and shareholders’ equity
Current
Short term borrowings	—	2.0
Accounts payable and accrued liabilities	142.7	156.7
Income taxes payable	0.3	0.4
Deferred revenues - short-term	7.6	26.7
Current portion of long-term debt	1.3	3.5

Total current liabilities	151.9	189.3

Long-term debt	274.0	274.8
Deferred revenues	25.1	19.2
Future tax liabilities	36.3	29.7
Other long-term liabilities	23.6	22.9

Total liabilities	510.9	535.9

Shareholders’ equity
Restricted voting shares	553.8	553.8
Contributed surplus	11.3	10.0
Deficit	(341.4)	(330.7)
Accumulated other comprehensive income	79.0	39.9

Total shareholders’ equity	302.7	273.0

Total liabilities and shareholders’ equity	813.6	808.9

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$
Operating activities
(Loss) income before discontinued operations	(11.1)	11.3	(10.4)	0.6
Add (deduct) charges to operations not requiring a current cash payment
Depreciation and amortization	13.5	13.2	28.3	26.3
Impairment charge	—	—	—	1.3
Non-cash interest	0.3	2.0	0.5	2.1
Change in other long-term assets and liabilities	—	(9.0)	(2.1)	(9.3)
Future income taxes	2.9	(9.6)	10.9	(13.1)
Amortization of deferred revenues	(18.6)	(9.8)	(41.1)	(11.5)
Loss on sale of fixed assets	0.2	0.1	0.2	0.1
Stock-based compensation expense	1.1	0.4	1.3	0.6
Other	0.1	—	0.2	(0.4)

	(11.6)	(1.4)	(12.2)	(3.3)
Net change in non-cash working capital balances related to continuing operations	(0.5)	11.3	(6.7)	8.9
Increase in deferred revenues	5.4	29.1	19.6	40.3

Cash (used in) provided by operating activities of continuing operations	(6.7)	39.0	0.7	45.9
Cash used in operating activities of discontinued operations	(0.2)	(0.3)	(0.4)	(1.1)

Cash (used in) provided by operating activities	(6.9)	38.7	0.3	44.8

Investing activities
Additions to capital assets	(11.1)	(9.2)	(21.0)	(19.4)
Proceeds on sale of capital assets	—	—	0.1	—
Net increase in investments	—	(0.3)	—	(0.9)
Investment in intangibles	—	(0.1)	—	(0.2)

Cash used in investing activities of continuing operations	(11.1)	(9.6)	(20.9)	(20.5)

Cash used in investing activities	(11.1)	(9.6)	(20.9)	(20.5)

Financing activities
Decrease in short-term borrowings	(0.7)	(15.0)	(2.1)	(12.6)
Increase in long-term debt	—	278.8	—	286.9
Repayment of long-term debt	(1.1)	(238.3)	(1.2)	(244.3)

Cash (used in) provided by financing activities of continuing operations	(1.8)	25.5	(3.3)	30.0

Cash (used in) provided by financing activities	(1.8)	25.5	(3.3)	30.0

Effect of exchange rate changes on cash and cash equivalents	9.3	0.9	9.7	(0.8)

Net (decrease) increase in cash and cash equivalents during the period	(10.5)	55.5	(14.2)	53.5
Cash and cash equivalents, beginning of period	49.8	20.3	53.5	22.3

Cash and cash equivalents, end of period	39.3	75.8	39.3	75.8

Supplemental cash flow information
Interest paid	12.1	3.8	12.2	7.3

Income taxes paid, net of refunds	0.7	(0.9)	0.7	(0.9)

ADJUSTED EBITDA RECONCILIATION

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$
Total Adjusted EBITDA	14.3	30.0	43.8	39.4
Depreciation and amortization	(13.5)	(13.2)	(28.3)	(26.3)
Repositioning expenses	(0.7)	(1.0)	(1.5)	(3.4)
Interest expense, net	(6.3)	(3.3)	(12.6)	(6.9)
Impairment charge	—	—	—	(1.3)
Loss on sale of fixed assets	(0.2)	(0.1)	(0.2)	(0.1)
Refinancing expenses	—	(11.7)	—	(11.7)
(Provision for) benefit from income taxes	(4.7)	10.4	(11.3)	10.4
Other	—	0.2	(0.3)	0.5

(Loss) income before discontinued operations	(11.1)	11.3	(10.4)	0.6